Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, SEPTEMBER 30, 2019

SOTHERLY HOTELS INC. ANNOUNCES ACQUISITON OF

CONDO HOTEL COMMERCIAL UNIT

Williamsburg, Virginia – September 30, 2019 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has acquired the hotel commercial unit of the Hyde Beach House Resort & Residences (the “Resort”) located in Hollywood, Florida for $5.35 million. In connection with the closing, the Company acquired the hotel commercial unit, which consists of the designated lobby and front desk area, offices, and other spaces. The Company also entered into a 20-year management agreement for the parking garage and poolside cabanas of the Resort, as well as an agreement to operate and manage the condominium association. Pursuant to a Pre-Opening Services Agreement, the Company received a fee of $1.0 million in connection with certain pre-opening preparations. Also in connection with the closing, the Company’s DoubleTree Resort by Hilton Hollywood Beach received a construction disruption fee of $1.2 million and the Company acquired commercial unit 3 of the Resort, a +/- 3,000 square foot ballroom that was constructed and conveyed as required pursuant to an existing covenant and easement agreement.

The Hyde Beach House Resort & Residences is a recently completed new development in Hollywood, Florida. The 342-unit condominium-hotel consists of 265 use-restricted units and 77 residences that feature one, two- and three-bedroom layouts. The property will feature luxury amenities, including an expansive pool deck with infinity edge pool, Sports Club and Aqua Club on the Intracoastal Waterway.

Drew Sims, Chief Executive Officer of the Company, commented, “The Hyde Beach House Resort & Residences is a first-class luxury development that we are thrilled to add to the Sotherly portfolio. Our management team has experience with the condo-hotel model and we believe it is an attractive opportunity to turn a modest investment into tremendous value for our shareholders. In addition, the project’s location adjacent to the DoubleTree Hollywood Beach Resort and across the street from the Hyde Resort & Residences provides for operational efficiencies and sales and marketing synergies as it presents our team with a wide variety of product offerings and amenities to offer our guests. This should benefit both projects and the Company as a whole.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in the Hyde Resort & Residences and the Hyde Beach House Resort & Residences. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648